As filed with the Securities and Exchange Commission on April 27, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

Registration Statement Under The Securities Act of 1933

PROLOGIS

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Incorporation)	74-2604728 (I.R.S. Employer Identification Number)

14100 E. 35th Place
Aurora, Colorado 80011
(303) 375-9292
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Office)

Edward S. Nekritz, Secretary
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
(303) 375-9292

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael T. Blair
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee
Common Shares of Beneficial Interest, par value, $0.01 per share	1,056,166	$37.90	$40,028,691.40	$4,711.38

(1)	Estimated solely for purposes of computing the registration fee on the basis of the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on April 21, 2005 .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION DATED, APRIL 27, 2005

PROLOGIS

1,056,166 Common Shares

     The shareholders identified in this prospectus are offering and selling common shares of beneficial interest. The common shares being offered by this prospectus were acquired by the selling shareholders upon the redemption of their units of limited partnership interest in ProLogis Fraser, L.P.

     The selling shareholders may offer their common shares through public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. They may sell the common shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 under the Securities Act of 1933 or otherwise. If the holders sell the common shares through brokers, they expect to pay customary brokerage commissions and charges.

     Our common shares are listed on the New York Stock Exchange under the symbol “PLD”. On April 26, 2005, the last reported sale price of our common shares on the New York Stock Exchange was $38.82 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April  , 2005

i

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material can also be obtained from the Securities and Exchange Commission’s worldwide web site at http://www.sec.gov. Our outstanding common shares are listed on the New York Stock Exchange under the symbol “PLD” and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our website, www.prologis.com.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common shares being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     We incorporate by reference the documents listed below:

(a)	Our annual report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005, as amended by the report on Form 10-K/A #1 filed on March 17, 2005;

(b)	Our periodic reports on Form 8-K filed January 3, 2005, February 2, 2005, February 15, 2005 and March 21, 2005; and

(d)	The description of our common shares contained or incorporated by reference in our registration statement on Form 8-A filed February 23, 1994.

     The Securities and Exchange Commission has assigned file number 1-12846 to the reports and other information that ProLogis files with the Securities and Exchange Commission.

     You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning us at the following address or telephone number.

Investor Relations Department
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
(800) 820-0181

     All documents filed by ProLogis after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effective date of that registration statement and all documents subsequently filed after the effective date by ProLogis pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     (1) statements, including our possible or assumed future results of operations including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, and any such statements incorporated by reference from documents filed with the Securities and Exchange Commission by us, including any statements contained in such documents or this prospectus regarding the development or possible or assumed future results of operations of our businesses, the markets for our services and products, anticipated capital expenditures or competition;

     (2) any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions; and

     (3) other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

     Among the factors that could cause actual results to differ materially are: changes in general economic conditions in our markets that could adversely affect demand for our properties and the creditworthiness of our customers, changes in financial markets, interest rates and foreign currency exchange rates that could adversely affect our cost of capital, our ability to meet our financial needs and obligations and our results of operations, increased or unanticipated competition for distribution properties in our markets, the availability of private capital to us and geopolitical concerns and uncertainties, and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission by us.

     Except for their ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

PROLOGIS

     ProLogis is a real estate investment trust, or REIT, that operates a global network of industrial distribution properties located in North America, in Europe and in Asia. Our business strategy is designed to achieve long-term sustainable growth in cash flow and sustain our return on equity at a high level for our shareholders. Our business is organized into two primary operating segments: property operations and the corporate distribution facilities services business, which we refer to as the CDFS business.

     The property operations segment represents the long-term ownership, management and leasing of industrial distribution properties, either directly or through unconsolidated investees. The property operations segment generates income from rents and reimbursement of property operating expenses from unaffiliated customers who lease our distribution space. Also, our proportionate share of the earnings of fifteen unconsolidated property funds, and the fee income that we receive for managing the properties owned by the property funds, is included in the property operations segment. In addition to the property and asset management fees earned, we earn fees for performing other services on behalf of the property funds, including, but not limited to, development, leasing and acquisition activities.

     The CDFS business segment encompasses those activities that we engage in that are not primarily associated with the long-term ownership, management and leasing of industrial distribution properties. Within this operating segment, we develop distribution properties that are either contributed to property funds in which we maintain an ownership interest and act as manager or sold to unaffiliated third parties. In this segment, we also acquire distribution properties that are subsequently contributed to property funds generally after those properties are rehabilitated and/or repositioned. Income from the CDFS business segment consists primarily of the net gains and losses recognized from the contributions and sales of developed properties to property funds and third parties and from the contribution of operating properties that were acquired with the intent to contribute the property to a property fund. Also, we earn fees from customers for development activities performed on their behalf and recognize net gains and losses from sales of land parcels when our development plans no longer include these parcels.

     We are organized under Maryland law and have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Our world headquarters are located in Aurora, Colorado, our European headquarters are located in the Grand Duchy of Luxembourg, with our European customer service headquarters located in Amsterdam, The Netherlands. We also have offices in Tokyo, Japan and Shanghai, China.

USE OF PROCEEDS

     All net proceeds from the sale of the common shares will go to the shareholders who are offering their common shares under this prospectus. Accordingly, we will not receive any proceeds from the sale of the common shares under this prospectus.

SELLING SHAREHOLDERS

     The table below sets forth the name of each selling shareholder and relationship, if any, with ProLogis. The table also shows the number of common shares beneficially owned by the selling shareholders as of April 27, 2005, the maximum number of common shares which may be offered for the account of each selling shareholder under the prospectus, and the number and percentage of common shares to be owned by the selling shareholders assuming the sale of all of the common shares which may be offered under this prospectus.

				Percentage of
	Shares			Shares
	Beneficially	Shares	Amount of Shares	Beneficially
	Owned	Being	Beneficially Owned	Owned
Selling Shareholder	Prior to Offering	Offered	After Offering(1)	After Offering
Jeffrey E. Kelter 40 Duck Pond Road Glen Cove, NY 11542	147,972	147,972	0	*

Robert F. Savage 670 West End Ave. #8F New York, NY 10025	15,773	15,773	0	*

Northeastern Industrial Park, Inc. Rotterdam Industrial Park, Building 6 Schenectady, NY 12306	309,372	309,372	0	*

Washington Avenue Ventures, Inc. Rotterdam Industrial Park, Building 6 Schenectady, NY 12306	37,654	37,654	0	*

Rotterdam Ventures, Inc. Rotterdam Industrial Park, Building 6 Schenectady, NY 12306	67,831	67,831	0	*

Michael F. Bette P.O. Box 12789 Albany, NY 12212-2789	57,188	56,188	1,000	*

Gary F. Mazurkowitz 4860 Armstrong Road Manlius, NY 13104	24,123	24,123	0	*

Michael G. Browning c/o Browning Investments 6100 W. 96th Street Indianapolis, IN 462784	347,629(2)	347,629(2)	0	*

Airtech Parkway Associates, LLC 6100 W. 96th Street Indianapolis, IN 46278	49,624	49,624	0	*

(1)	Assumes the sale of all of the common shares offered in this prospectus, although none of the selling shareholders is under any obligation, known to us, to sell any common shares.

(2)	Six Points Associates, LLC has entered into an option agreement with ProLogis Fraser, L.P. pursuant to which Six Points Associates, LLC may receive up to 136,446 additional units in ProLogis Fraser, L.P. which may be redeemed for 136,446 common shares. Michael G. Browning directly and indirectly owns all of the interests in Six Points Associates, LLC.

*	Less than one percent

     The common shares being offered by the selling shareholders in accordance with this prospectus were acquired by the selling shareholders upon the redemption of their units of limited partnership interest in ProLogis Fraser, L.P. The selling shareholders received their units in ProLogis Fraser, L.P. in exchange for units of limited partnership interest in Keystone Operating Partnership, L.P. Keystone Operating Partnership, L.P. and Keystone Property Trust, its general partner, were acquired by five property funds established by ProLogis and affiliates of four investment funds managed by Eaton Vance Management. Jeffrey E. Kelter was a former trustee, the president and chief executive officer of Keystone Property Trust and Robert F. Savage was a former trustee, an executive vice president and the chief operating officer of Keystone Property Trust.

     We will pay all of the fees and expenses of registering the common shares offered in this prospectus and in connection with any prospectus supplement subsequently filed as referenced below in “Plan of Distribution.”

PLAN OF DISTRIBUTION

     Any of the selling shareholders may sell any of their common shares offered under this prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling shareholders through the New York Stock Exchange or otherwise. To the extent required by applicable law, a prospectus supplement with respect to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers, or agents, the purchase price of the common shares and the proceeds to the selling shareholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

     If dealers are used in the sale of common shares with respect to which this prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then resell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto to the extent required by law.

     In connection with the sale of the common shares agents may receive compensation from the selling shareholders or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholders and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Upon notification to us by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

(1)	the names of such brokers or dealers and the number of common shares to be sold;

(2)	the price at which such common shares are being sold;

(3)	the commissions paid or the discounts or concessions allowed to such brokers or dealers;

(4)	where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;

(5)	any change in the identity of the selling shareholder; and

(6)	other facts material to the transaction.

          Agents and dealers may be entitled under agreements entered into with the selling shareholders to indemnification by the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for us and/or the selling shareholders in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS

          ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. The tax consequences of owning debt securities are not summarized in this discussion. Since these provisions are highly technical and complex, each prospective purchaser of debt securities, preferred shares or common shares is urged to consult his, her or its own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

          Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown, Rowe & Maw LLP, counsel to ProLogis, ProLogis has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ended December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

          This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis’ organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis’ qualification and taxation as a real estate investment trust will depend upon ProLogis’ ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

          In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

          If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. In addition, ProLogis would not be obligated to make distributions to shareholders.

          ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993, and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis’ operating results.

     The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his, her or its particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

     The following summary applies only to shareholders who hold preferred shares or common shares as capital assets. For purposes of the following summary, a U.S. shareholder is a beneficial owner of preferred shares or common shares that for federal income tax purposes is: a citizen of the United States or an individual who is a resident of the United States, a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to federal income taxation regardless of its source, or a trust, if either it is eligible to elect and has validly elected to continue to be treated as a U.S. person under prior law or a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A foreign shareholder is any shareholder that is not a U.S. shareholder. For federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds stock, the tax treatment of the shareholder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

     Taxation of ProLogis

     General

     In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain that is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     A real estate investment trust is permitted to designate in a notice mailed to shareholders within 30 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.

     Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect ProLogis’ profitability. Furthermore, if ProLogis fails to satisfy the 5% asset test or the 10% vote and value test (and does not qualify for a de minimis safer harbor) or fails to satisfy the other asset tests, each of which are discussed below, and nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that ProLogis disposes of the assets or otherwise satisfies the tests. If ProLogis fails to satisfy one or more real estate investment trust requirements other than the 75% or the 95% gross income tests and other than the asset tests, but nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a penalty of $50,000 for each such failure. ProLogis will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if ProLogis has net income from the sale or other disposition of “foreclosure property,” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its “taxable REIT subsidiaries” in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See “—Other Tax Considerations – Investments in taxable REIT subsidiaries.” In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

     (1) 85% of its real estate investment trust ordinary income for such year;

     (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. ProLogis may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

     In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

     Share ownership test

     ProLogis’ shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.

     In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis’ records. A shareholder failing or refusing to comply with ProLogis’ written demand must submit with his, her or its tax returns a similar statement disclosing the actual ownership of shares of ProLogis’ stock and other information. In addition, ProLogis’ declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

     Asset tests

     At the close of each quarter of ProLogis’ taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership’s or limited liability company’s assets. First, at least 75% of the value of ProLogis’ total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis’ assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 20% of the value of ProLogis’ total assets may be represented by securities of one or more taxable REIT subsidiaries, and no more than 5% of the value of ProLogis’ total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

     As discussed above, ProLogis generally may not own more than 10% by vote or value of any one issuer’s securities and no more than 5% of the value of the total assets of ProLogis generally may be represented by the securities of any issuer. If ProLogis fails to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, ProLogis would fail to qualify as a real estate investment trust. Under the American Jobs Creation Act of 2004 signed into law by President Bush on October 22, 2004 (the “2004 Act”), after the 30 day cure period, ProLogis could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of ProLogis’ assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, the 2004 Act permits ProLogis to avoid disqualification as a real estate investment trust, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

     Gross income tests

     There are currently two separate percentage tests relating to the sources of ProLogis’ gross income that must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in the hands of ProLogis as it has in the hands of the partnership or limited liability company. The two tests are as follows:

     1. The 75% Gross Income Test. At least 75% of ProLogis’ gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

     (1) rents from real property, except as modified below;

     (2) interest on obligations secured by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of non-“dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis’ trade or business;

     (4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

     (5) abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

     (7) commitment fees received for agreeing to make loans secured by mortgages on real property, or to purchase or lease real property; and

     (8) certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares during the one-year period following the receipt of such capital.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an “independent contractor” from whom ProLogis derives no income, except that ProLogis may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

     2. The 95% Gross Income Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis’ gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For taxable years beginning after October 22, 2004, the 2004 Act clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying income or non-qualifying income, for purposes of the 95% gross income test. Income from a hedging transaction that does not meet these requirements will be treated as non-qualifying income for purposes of the 95% gross income test.

     For purposes of determining whether ProLogis complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “— Taxation of ProLogis — General.”

     Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions, as modified by the 2004 Act, will generally be available if:

     (1) following ProLogis’ identification of the failure, it files a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

     (2) ProLogis’ failure to comply was due to reasonable cause and not due to willful neglect.

     If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     Annual distribution requirements

     In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis’ real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.

     ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis’ real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis’ tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

     Tax aspects of ProLogis’ investments in partnerships

     A portion of ProLogis’ investments are owned through various partnerships. ProLogis will include its proportionate share of each partnership’s income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

     ProLogis’ interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis’ assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See “— Failure to qualify” below, for a discussion of the effect of ProLogis’ failure to meet such tests.

     Failure to qualify

     If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

     The 2004 Act provides additional relief in the event that ProLogis fails to satisfy one or more requirements for qualification as a real estate investment trust, other than the 75% and the 95% gross income tests and other than the new rules provided for failures of the asset tests described above if (i) the violation is due to reasonable cause and not willful neglect and (ii) ProLogis pays a penalty of $50,000 for each failure to satisfy the provision.

     Taxation of ProLogis shareholders

     Taxation of U.S. shareholders

     As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis’ U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to ProLogis’ domestic shareholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by ProLogis from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income). Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis’ actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his, her or its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

     Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 15% (or 20%) capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

     Shareholders of ProLogis should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

     Information and reporting and backup withholding

     ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

     Taxation of tax-exempt shareholders

     The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held real estate investment trust,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

     However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held real estate investment trust” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a “pension-held real estate investment trust” is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

     Taxation of foreign shareholders

     Distributions of cash generated by ProLogis’ real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-

8BEN with ProLogis or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund from the Internal Revenue Service if it is subsequently determined that a distribution was in excess of ProLogis’ current and accumulated earnings and profits.

     Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, (“FIRPTA”). Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. However, under the 2004 Act, for taxable years beginning after October 22, 2004, distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests will not be subject to tax under FIRPTA or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by ProLogis’ real estate operations other than the sale or exchange of properties (as described above) if (i) the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States and (ii) the recipient shareholder does not own more than 5% of that class of shares at any time during the year within which the distribution is received. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person owning more than 5% of the relevant class of shares that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.

     ProLogis will qualify as a “domestically controlled real estate investment trust” so long as less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.

     The federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

     Tax Rates

     On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This law reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years through 2008). Because ProLogis is not generally subject to federal income tax on the portion of its REIT taxable income or capital gains distributed to its shareholders, ProLogis’ distributions generally are not eligible for the 15% tax rate on dividends. As a result, ProLogis’ ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally applies to:

•	a shareholder’s long-term capital gains, if any, recognized on the disposition of ProLogis shares;

•	ProLogis’ distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	ProLogis’ distributions attributable to dividends received by ProLogis from non-REIT corporations, such as taxable REIT subsidiaries; and

•	ProLogis’ distributions to the extent attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

     Other Tax Considerations

     Investments in taxable REIT subsidiaries

     Several ProLogis subsidiaries have made timely elections to be treated as taxable REIT subsidiaries of ProLogis. As taxable REIT subsidiaries of ProLogis, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis’ taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

     Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, such as those performed by taxable entities in which ProLogis owns an interest, which cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust that could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

     Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.

     Tax on built-in gain

     Pursuant to Notice 88-19, 1988-1 C.B. 486, and Treasury regulations that were promulgated in 2000, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

     Since ProLogis has made this election, if during the “recognition period,” being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis’ adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate-level tax on its built-in gain.

     Possible legislative or other actions affecting tax consequences

     Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury,

resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

     State and local taxes

     ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

     Foreign taxes

     Various ProLogis subsidiaries and entities in which ProLogis and its subsidiaries invest may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

     Each prospective purchaser is advised to consult with his, her or its tax advisor regarding the specific tax consequences to him, her or it of the purchase, ownership, and sales of ProLogis debt securities, preferred shares or common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

EXPERTS

     The consolidated financial statements and schedule of ProLogis as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the offered securities will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the registration and sale of the securities registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

SEC registration fee	$4,711.38
New York Stock Exchange Listing Fee	3,500.00
Printing and duplicating expenses	10,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	10,000.00
Miscellaneous expenses	5,000.00

Total	$43,211.38

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

     “To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

     Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     “The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.”

     Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

     “To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

     Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     “The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”

     ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

ITEM 16. EXHIBITS.

     See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     A. Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that: (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Indemnification of Directors and Officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on April 27, 2005.

ProLogis

By:	/s/ Jeffrey H. Schwartz

Jeffrey H. Schwartz
Chief Executive Officer

SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Luke A. Lands, and Edward S. Nekritz, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE	TITLE	DATE
/s/ K. Dane Brooksher K. Dane Brooksher	Trustee	April 27, 2005
/s/ Irving F. Lyons III Irving F. Lyons III	Trustee	April 27, 2005
/s/ Jeffrey H. Schwartz Jeffrey H. Schwartz	Chief Executive Officer and Trustee (Principal Executive Officer)	April 27, 2005
/s/ Walter C. Rakowich Walter C. Rakowich	President, Chief Operating Officer, Chief Financial Officer and Trustee (Principal Financial Officer)	April 27, 2005
/s/ Luke A. Lands Luke A. Lands	Managing Director, Controller (Principal Accounting Officer)	April 27, 2005
/s/ Stephen L. Feinberg Stephen L. Feinberg	Trustee	April 27, 2005
/s/ George L. Fotaides George L. Fotaides	Trustee	April 27, 2005

SIGNATURE	TITLE	DATE
/s/ Donald P. Jacobs Donald P. Jacobs	Trustee	April 27, 2005
/s/ Kenneth N. Stensby Kenneth N. Stensby	Trustee	April 27, 2005
/s/ D. Michael Steuert D. Michael Steuert	Trustee	April 27, 2005
/s/ J. Andre Teixeira J. Andre Teixeira	Trustee	April 27, 2005
/s/ William D. Zollars William D. Zollars	Trustee	April 27, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of ProLogis (Incorporated by reference to Exhibit 3.1 to ProLogis’ Form 10-Q for the period ending June 30, 1999).

4.2	Amendment to Articles of Amendment and Restatement of ProLogis (Incorporated by reference to exhibit 99.1 to ProLogis’ Form 8-K dated May 30, 2002).

4.3	Amended and Restated Bylaws of ProLogis (Incorporated by reference to Exhibit 3.1 to ProLogis’ Form 8-K filed March 21, 2005).

4.4	Articles Supplementary Classifying and Designating the Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to Exhibit 4.2 to ProLogis’ Form 8-K filed December 24, 2003).

4.5	Articles Supplementary Classifying and Designating the Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to Exhibit 4.3 to ProLogis’ Form 8-K filed December 24, 2003).

4.6	Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis’ registration statement No. 33-73382).

4.7	Form of share certificates for Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis’ Form 10-K for the year ended December 31, 1996).

4.8	Form of share certificate for Series F Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to Exhibit 4.1 to ProLogis’ Form 8-K filed November 26, 2003).

4.9	Form of share certificate for Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to Exhibit 4.1 to ProLogis’ Form 8-K filed December 24, 2003).

4.10	Amended and Restated Agreement of Limited Partnership of ProLogis Fraser, L.P. (Incorporated by reference to exhibit 10.1 to ProLogis Form 10-Q for the quarter ended September 30, 2004).

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to the validity of the common shares.

8.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to certain tax matters.

23.1	Consent of KPMG LLP, Los Angeles, California.

23.4	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on signature page to this registration statement).